SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549


                                  FORM 8-K


                               Current Report

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): December 16, 1999


                           PAGING NETWORK, INC.
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          (Exact name of registrant as specified in its charter)



         Delaware                       0-19494               04-2740516
-----------------------------      -------------------    ---------------------
(State or other jurisdiction          (Commission          (I.R.S. Employer
     of incorporation)                File Number)         Identification No.)



          14911 Quorum Drive
             Dallas, Texa                                        75240
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(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including are code: (972) 801-8000


                               Not Applicable
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       (Former name or former address, if changed since last report)








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         Item 5.  Other Events.

         Paging Network, Inc. (the "Company") has received notification from the NASDAQ Stock Market that it intends to delist the Company's common stock from the NASDAQ Stock Market, effective December 22, 1999, unless the Company requests a hearing prior to that time, due to the Company's failure to maintain compliance with NASDAQ's alternative listing Maintenance Standards, by failing either to meet NASDAQ's net tangible asset requirement or to maintain the minimum bid price of its common stock at or above $5 per share. On December 16, 1999, the Company requested a hearing to appeal NASDAQ's decision. Such a hearing would likely be scheduled during the first quarter of 2000. Until a decision is made by NASDAQ's Listings Hearings Department, the Company's common stock will remain listed on the National Market System of NASDAQ. There can be no assurance as to when a decision will be reached by NASDAQ's Listings Hearings Department or that such a decision will be favorable to the Company. An unfavorable decision will result in the immediate delisting of the Company's common stock irrespective of the Company's ability to appeal such a decision. In addition, the Company has been notified by the Chicago Stock Exchange that if it is delisted by NASDAQ, the Chicago Stock Exchange intends to enforce its own minimum listing requirements. The Company does not comply with these listing requirements and the Chicago Stock Exchange has indicated that it would not be willing to extend the time for compliance until the completion of the Company's proposed merger with Arch Communications Group, Inc.




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



                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated: December 17, 1999         PAGING NETWORK, INC.


                                 By: /s/ Ruth Williams
                                    ------------------------------------------

                                     Ruth Williams
                                     Senior Vice President and General Counsel





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